Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Bottomline Technologies (de), Inc.,

Create!form Acquisition Corporation,

Create!form International, Inc.,

the Stockholder Representatives,

the Principals

AND

the Company Stockholders party thereto

September 15, 2003

i

2.22	Employee Benefits.	24
2.23	Environmental Matters	27
2.24	Legal Compliance	27
2.25	Customers and Suppliers	28
2.26	Permits	28
2.27	Certain Business Relationships With Affiliates	28
2.28	Brokers’ Fees	29
2.29	Books and Records	29
2.30	Disclosure	29
2.31	Projections	29

ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	29

3.1	Organization, Qualification and Corporate Power	29
3.2	Capitalization	30
3.3	Authorization of Transaction	30
3.4	Noncontravention	30
3.5	Reports and Financial Statements	31
3.6	Absence of Material Adverse Change	31
3.7	Litigation	31
3.8	Interim Operations of the Transitory Subsidiary	31

ARTICLE IV

	COVENANTS	31

4.1	Closing Efforts	31
4.2	Governmental and Third-Party Notices and Consents	31
4.3	Stockholder Approval	31
4.4	Operation of Business	33
4.5	Access to Information	34
4.6	Exclusivity	35
4.7	Expenses	35
4.8	Redundancy Plan and Employees	35
4.9	Warrants and Options	36
4.10	Corporate Reorganization	36
4.11	Customer Warranties and Claims	36
4.12	FIRPTA	36
4.13	Tax Disclosure	36
4.14	Earn Out	37
4.15	Regulation S	37
4.16	Tax Treatment	37

ARTICLE V

	CONDITIONS TO CONSUMMATION OF THE MERGER	37

5.1	Conditions to Each Party’s Obligations	37
5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary	37
5.3	Conditions to Obligations of the Company	39

ARTICLE VI

	INDEMNIFICATION	40

6.1	Indemnification by the Indemnifying Stockholders	40
6.2	Indemnification by the Buyer	41
6.3	Indemnification Claims	41
6.4	Survival of Representations and Warranties	45
6.5	Limitations	45
6.6	Stockholder Representatives	46
6.7	Treatment of Indemnity Payments	48

ARTICLE VII

	TAX MATTERS	48

7.1	Preparation and Filing of Tax Returns; Payment of Taxes	48
7.2	Tax Indemnification	48
7.3	Allocation of Certain Taxes	50
7.4	Cooperation on Tax Matters; Tax Audits	50
7.5	Termination of Tax Sharing Agreements	51
7.6	Damage Claims	51
7.7	Scope of Article VII	51

ARTICLE VIII

	TERMINATION	52

8.1	Termination of Agreement	52
8.2	Effect of Termination	52

ARTICLE IX

	DEFINITIONS	53

ARTICLE X

	MISCELLANEOUS	62

10.1	Press Releases and Announcements	62
10.2	No Third Party Beneficiaries	62
10.3	Entire Agreement	62
10.4	Succession and Assignment	62
10.5	Counterparts and Facsimile Signature	62
10.6	Headings	63
10.7	Notices	63
10.8	Governing Law	64
10.9	Amendments and Waivers	64
10.10	Severability	64
10.11	Submission to Jurisdiction	64
10.12	Construction	65

Exhibit A	-	Company Stockholder Signature Page
Exhibit B	-	Investment Representation Letter (U.S. Persons)

Exhibit C	-	Investment Representation Letter (non-U.S. Persons)
Exhibit D	-	Employment Agreement (U.S.)
Exhibit E	-	Employment Agreement (Australia)
Exhibit F	-	Lock-Up Agreement
Exhibit G	-	Form of Termination, Sale and Release Agreement
Exhibit H	-	Opinion of Counsel to the Company
Exhibit I	-	Opinion of Counsel to the Buyer and the Transitory Subsidiary
Exhibit J	-	Escrow Agreement
Exhibit K	-	Tax Escrow Agreement

Schedule 1.6(a)	-	Business Plan
Schedule 1.6(b)		Earn-Out Schedule
Schedule 4.8	-	Redundancy Plan
Schedule 5.2(i)	-	Individuals Entering into Employment Agreements (U.S.)
Schedule 5.2(j)	-	Individuals Entering into Employment Agreements (Australia)
Schedule 5.2(k)	-	Individuals Entering into Employment Agreements and Code of Ethics

AGREEMENT AND PLAN OF MERGER

Agreement entered into as of September 15, 2003 by and among Bottomline Technologies (de), Inc., a Delaware corporation (the “Buyer”), Create!form Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Create!form International, Inc., a Delaware corporation (the “Company”), Kurt Mueffelmann and Michael McAuley (the “Stockholder Representatives”), Ronald Cohen, Raymond Holmes, Michael McAuley and Kurt Mueffelmann (the “Principals”) and the Company Stockholders who execute and deliver a Company Stockholder Signature Page in the form of Exhibit A attached hereto.

This Agreement contemplates a merger of the Company into the Transitory Subsidiary. In such merger, the stockholders of the Company will receive common stock of the Buyer and cash in exchange for their capital stock of the Company.

The Parties intend the Merger (as defined below) to be a reorganization within the meaning of Section 368(a) of the Code and the Parties hereby adopt this Agreement as a plan of reorganization.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Company shall merge with and into the Transitory Subsidiary at the Effective Time. From and after the Effective Time, the separate corporate existence of the Company shall cease and the Transitory Subsidiary shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d) each of the Company Stockholders shall deliver to the Buyer the certificate(s) representing his, her or its Company Shares;

(e) the Buyer shall deliver certificates for the Initial Shares to each Company Stockholder in accordance with Section 1.5;

(f) the Buyer shall pay (by check or wire transfer) to each Company Stockholder 91.24036% (rounded up to the nearest $0.01) of his or her pro rata portion of the Cash Consideration calculated pursuant to Section 1.5; and

(g) the Buyer, the Stockholder Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Tax Escrow Agreement and the Buyer shall deliver to the Escrow Agent the balance of the Cash Consideration not paid pursuant to clause (f) above and a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.10.

1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5 Base Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.5(b) and Section 1.10) (i) such number of shares of Buyer Common Stock as is equal to the result obtained by dividing (x) 563,151 by (y) the number of outstanding Company Shares immediately prior to the Effective Time and (ii) such cash amount as is equal to the result obtained by dividing (x) $2,854,000 (subject to adjustment as set forth in Section 4.8) (the “Cash Consideration”) by (y) the number of outstanding Company Shares immediately prior to the Effective Time.

(b) Company Stockholders shall be entitled to receive as of the Closing 385,417 shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the “Initial Shares”); 177,734 shares of Buyer Common Stock (the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Company Stockholders shall be entitled to receive as of the Closing 91.24036% of the Cash Consideration issuable pursuant to Section 1.5(a); the remaining 8.75964% of the Cash Consideration shall be deposited in escrow pursuant to Section 1.10 and shall be held and disposed of in accordance with the terms of the Tax Escrow Agreement (the “Escrow Cash”).

(c) Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(d) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

1.6 Additional Consideration.

(a) Following the Closing, the Company shall conduct its business in accordance with the budget and expense structure previously agreed between the Buyer and the Company and summarized on Schedule 1.6(a) (the “Business Plan”). The Chief Operating Officer of the Buyer shall have the right to adjust the Business Plan in good faith based on the interim results of the Company or in light of the business of the Buyer as a whole, it being understood that after the Closing Date the business of the Company will be controlled by, and subject to the overall management of, the Buyer. The Company acknowledges that as of the date hereof, all of the products (including intellectual property) necessary for the Business Plan have either been developed by the Company or are under development by the Company and can be developed in their entirety with the employees of the Company and its Subsidiaries existing as of the Closing Date and in accordance with the Business Plan.

(b) If, for the period commencing on the Closing Date and ending on June 30, 2004, the Company achieves both Revenue and Operating Income on a level set forth on Schedule 1.6(b) (a “Dual Achievement Level”), then, subject to the provisions of this Section 1.6, the Buyer shall deliver to the Company Stockholders their pro rata portion of the number of Contingent Shares corresponding to the Dual Achievement Level (with no cumulative benefit for any lower level).

(c) No later than August 15, 2004, the Buyer shall prepare (or cause to be prepared) and deliver to the Stockholder Representatives, a calculation of Revenue and Operating Income and a related calculation of the number, if any, of the Contingent Shares issuable in accordance with Section 1.6(b), together with any documentation as may be reasonably necessary to enable the Stockholder Representatives to assess such calculation. After receipt of the calculation of the Revenue and Operating Income from the Buyer, the Stockholder Representatives shall have the right, at the expense of the Stockholder Representatives and upon not less than five days’ prior notice to the Buyer, to meet with the Buyer to discuss the Buyer’s calculation and have reasonable access during normal business hours to inspect the records and working papers relating to the calculation of such Revenue and Operating Income and in each case solely for the purpose of verifying the calculation amount of Revenue and Operating Income hereunder. Unless the Stockholder Representatives challenge the Buyer’s determination of Revenue or Operating Income within 30 days after delivery of the calculation, the Buyer’s determination shall be conclusive and binding for all purposes of this Agreement. Notwithstanding any other provision of this Agreement, the Stockholder Representatives shall have all the rights and powers of the Company Stockholders and the remedies available to the Company Stockholders to enforce the obligations of the Buyer under this Agreement including, without limitation, the provisions of this Section 1.6.

(d) In the event that the Stockholder Representatives dispute the Buyer’s determination of Revenue or Operating Income, or there is a dispute with regard to any other provision of this Section 1.6, they shall so notify the Buyer by delivering an Earn-Out Dispute Notice to the Buyer. With respect to disputes regarding the Buyer’s determination of Revenue or

Operating Income, the Stockholder Representatives shall deliver the Earn-Out Dispute Notice within 30 days after delivery by the Buyer of the Buyer’s written calculation of Revenue and Operating Income. In the event of such a dispute, the Buyer and the Stockholder Representatives shall first use diligent good faith efforts to resolve such dispute among themselves. If they are unable to resolve the dispute within 30 calendar days after the delivery of the Earn-Out Dispute Notice, then the dispute shall be submitted to the Earn-Out Arbitrator.

(i) All determinations by the Earn-Out Arbitrator pursuant to this paragraph (d) shall be in writing and shall be delivered to the parties. The determination by the Earn-Out Arbitrator to the resolution of any dispute shall be binding and conclusive upon the parties. A judgment of the determination made by the Earn-Out Arbitrator pursuant to this paragraph (d)(i) may be entered into and enforced by any court having jurisdiction thereover.

(ii) The fees and expenses of the Earn-Out Arbitrator in connection with the resolutions of disputes pursuant to this paragraph (d) shall be shared equally by the Stockholder Representatives on the one hand and the Buyer on the other, provided that, if the Earn-Out Arbitrator determines that one party has adopted a position(s) that is frivolous or clearly without merit, the Earn-Out Arbitrator may, in its discretion, assign a greater portion of such fees and expenses to such party.

(e) The Company and the Company Stockholders agree and acknowledge that, subject to Section 1.6(a), the Buyer may make from time to time such business decisions as it deems appropriate in the conduct of the Buyer’s and business, including actions that may have an impact on Revenue or Operating Income, and the Company and the Company Stockholders will have no right to claim any lost earn-out or other damages as a result of such decisions so long as the actions were not taken by the Buyer in bad faith for the principal purpose of frustrating the provisions of this Section.

(f) Notwithstanding any other provision of this Agreement, if (i) the Buyer has made a claim(s) for indemnity pursuant to Article VI or Article VII, (ii) such claim(s) have not been paid in full by the Indemnifying Stockholders or otherwise resolved on the date any Contingent Shares would otherwise be due to the Indemnifying Stockholders and (iii) in the good faith estimation of the Buyer, the aggregate amount of any unpaid or unresolved claim for indemnity exceeds the amount of any remaining portion of the Applicable Escrow Fund, then the Buyer may retain a portion of the Contingent Shares otherwise due to the Indemnifying Stockholders in excess of the remaining portion of the Applicable Escrow Fund necessary to satisfy the amount of any indemnification obligation as provided in Article VI or Article VII below. For the purposes of this Section 1.6(f), the value of a Contingent Share shall be $7.677 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the date of this Agreement). Upon the resolution of any claim for indemnity that was subject to a hold back under this Article I, the Buyer shall release the amount held back from such claim within 10 business days after the date of such resolution and shall (i) retain such portion (if any) of such amount as the Buyer is entitled to receive pursuant to the resolution of such claim of indemnity, which shall release the Indemnifying Stockholders of any obligation to pay such amount to the Buyer under Article VI or Article VII and shall release the Buyer of its obligation to pay any such amount to the Indemnifying Stockholders under this Article I, as the case may be and (ii) pay to the

Indemnifying Stockholders the remaining portion (if any) of such amount. Nothing herein shall limit the obligations of the Indemnifying Stockholders to the Buyer set forth in Article VI and Article VII hereof.

1.7 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable in respect of such Company Shares pursuant to Section 1.5 and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder (x) a certificate representing 68.43937% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 31.56063% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement) and (y) a check or wire transfer for 91.24036% of the Cash Consideration to which such holder is entitled pursuant to Section 1.5(a) and shall pay to the Escrow Agent the remaining 8.75964% of the Cash Consideration to which such holder is entitled pursuant to Section 1.5.

(b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.8 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

1.9 Options and Warrants. The Company shall cause all Options and Warrants that are outstanding prior to the Effective Time to be exercised in full or cancelled prior to the Effective Time, and such Options and Warrants shall no longer represent the right to acquire equity in the Company or the Surviving Corporation. Any Options or Warrants that are not exercised prior to the Effective Time shall be forfeited and the Buyer shall have no obligations of any nature with respect thereto. Any cash proceeds from the exercise of Warrants or Options prior to the Effective Time may be distributed by the Company to the Company Stockholders, in the Company’s discretion.

1.10 Escrow.

(a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares issuable pursuant to Section 1.5 for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in Section 6.1(a), Section 6.1(b) and Section 7.2(a) of this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) On the Closing Date, the Buyer shall deliver to the Escrow Agent the Escrow Cash for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in Section 7.2(a) of this Agreement. The Escrow Cash shall be held by the Escrow Agent under the Tax Escrow Agreement pursuant to the terms thereof. The Escrow Cash shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and distributed solely for the purpose and in accordance with the terms of the Tax Escrow Agreement.

(c) The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and the Tax Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Shares and the Escrow Cash in escrow and the appointment of the Stockholder Representatives.

1.11 Note Payment. At the Closing, the Buyer shall pay up to $50,000 of the principal and interest outstanding under the promissory note dated June 30, 2002 issued by the Company to Kurt Mueffelmann (the “Mueffelmann Note”), whereupon such note shall be deemed paid in full and cancelled.

1.12 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.13 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.14 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

1.15 Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Transitory Subsidiary and the Surviving Corporation shall have the right to withhold Taxes from any payments to be made hereunder (including any payments made under the Escrow Agreement or the Tax Escrow Agreement) if such withholding is required by law and to collect Forms W-8 or W-9, as applicable, or any similar information, from the Company Stockholders and any other recipients of payments hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE PRINCIPALS

The Company and the Principals jointly and severally represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections or subsections in this Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 8,500,000 shares of Class A voting common stock, $.01 par value per share, of which, as of the date of this Agreement, 5,466,250 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 1,500,000 shares of Class B non-voting common stock, $.01 par value per share, of which, as of the date of this Agreement, 34,107 shares were issued and outstanding and no shares were held in the treasury of the Company.

(b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the best of the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4 of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument listed on Section 2.12, 2.13 or 2.15 of the Disclosure Schedule, or any other contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject for which such conflict, breach, default, acceleration, termination, modification, cancellation or failure to obtain such notice, consent or waiver would have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing, to the extent applicable, under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

(d) With respect to any UK Company:

(i) no receiver or administrative receiver has been appointed in respect of any UK Company nor in respect of the whole or any part of its assets or undertaking;

(ii) no administrative order has been made and so far as the Company is aware no petition has been presented for such an order in respect of any UK Company;

(iii) no meeting has been convened at which a resolution shall be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any UK Company;

(iv) such UK Company has not stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of section 123 of the UK Insolvency Act 1986) or otherwise become insolvent;

(v) no unsatisfied judgment, order or award is outstanding against any UK Company and no written demand under section 123(1)(a) of the UK Insolvency Act 1986 has been made against any UK Company and no distress or execution has been levied on, or other process commenced against any asset of any UK Company;

(vi) no voluntary arrangement has been proposed under section 1 of the UK Insolvency Act 1986 in respect of any UK Company;

(vii) no circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in Section 2.5(d)(i) to (vi) above and so far as the Company is aware nor have any of the same been threatened; and

(viii) so far as the Company is aware, no UK Company has as any time during the two years immediately prior to the date of this Agreement entered into a transaction with any person at an undervalue (as referred to in Section 238(4) of the UK Insolvency Act 1986) or been given a preference by any person (as referred to in Section 238(4) of the UK Insolvency Act 1986).

(e) With respect to any Australian Company, none of the following events has occurred:

(i) a “controller” (as defined in section 9 of the Corporations Act 2001 (Cth)), manager, trustee, administrator or similar officer is appointed in respect of an Australian Company or any asset of an Australian Company;

(ii) a liquidator or provisional liquidator is appointed in respect of an Australian Company;

(iii) any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

(A) appointing a person referred to in clauses (i) or (ii);

(B) winding up an Australian Company; or

(C) proposing or implementing a scheme of arrangement;

(iv) a moratorium of any debts of an Australian Company, or an official assignment, or a composition, or an arrangement (formal or informal) with an Australian Company ‘s creditors, or any similar proceeding or arrangement by which the assets of an Australian Company are subjected conditionally or unconditionally to the control of that person’s creditors or a trustee, is ordered, declared, or agreed to, or is applied for and the application is not withdrawn or dismissed within sixty (60) days;

(v) any Australian Company becomes, or admits in writing that it is, is declared to be, or is deemed under any applicable law to be, insolvent or unable to pay its debts; or

(vi) any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made, levied or issued against or in relation to any asset of any Australian Company.

2.6 Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8 Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) lease obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9 Tax Matters.

(a) Each of the Company and the Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group the common parent of which is Company. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any of its material Tax Returns, that were due and payable. The unpaid Taxes of the Company and each Subsidiary for the tax periods through and including the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the date of the Most Recent Balance Sheet and continuing through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business and are consistent in type with Taxes attributable to such comparable period in the immediately preceding year. Neither the Company nor any Subsidiary (i) has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. Except as otherwise communicated to the Buyer, all Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(b) The Company has made available to the Buyer (i) complete and correct copies, in all material respects, of all Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The income Tax Returns of the Company and any Subsidiary have been audited by the Internal Revenue Service or other applicable Governmental Entity or are closed by the applicable statute of limitations for each taxable year through the taxable year as communicated by the Company to the Buyer. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated and, except as otherwise communicated to the Buyer, the Company does not know of any basis on which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company or any Subsidiary. None of the Company or any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Except as otherwise communicated to the Buyer, none of the Company or any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any Taxing Authority.

(c) Neither the Company nor any Subsidiary: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that are or could be, separately or in the aggregate, treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof); or (ii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required (or will be required as a result of the transactions contemplated by this Agreement) to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting for any taxable period ending on or before the Closing Date.

(f) There is no material limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(g) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(h) Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(i) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(k) Neither the Company nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(l) Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(m) Except as otherwise communicated to the Buyer, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) deferred intercompany gain or any excess loss account described in

Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (ii) installment sale, roll-over, deferral, other open transaction disposition, or any similar type of transaction under state, local or foreign Tax law made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(n) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

(o) No Company Stockholder holds Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Stockholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Company Stockholder with respect to which the Buyer, the Transitory Subsidiary or the Company would be required to deduct or withhold any Taxes.

(p) The Corporate Reorganization was undertaken in accordance with all applicable Tax laws. All Taxes payable by the Company and the Company Stockholders as a result of the Corporate Reorganization were fully and timely paid.

(q) Except as otherwise communicated to the Buyer, neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in material conflict with the Tax rules on transfer pricing in the relevant jurisdiction.

(r) Neither the Company nor any Subsidiary knows of any reason that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(s) Other than in the Ordinary Course of Business, neither the Company nor any Subsidiary has made any transfer of its assets (including any distribution of assets with respect to, or in redemption of, its stock) in contemplation of the Merger (or any corporate transaction) or during the period beginning with the commencement of negotiations with the Buyer regarding the Merger and ending on the date hereof.

(t) All employees of the Company and any Subsidiary who are liable for UK tax and social security have completed documentation approved by the UK Inland Revenue to the effect that they are liable to meet all and any Secondary Class 1 National Insurance Contributions which may arise in connection with options granted to them by the Company or any Subsidiary or any options they hold over shares in the capital of the Company or any Subsidiary.

(u) No UK Company has repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital. No UK Company has capitalized or agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration or passed or agreed to pass any resolution to do so. No securities issued by any UK Company and remaining in issue at the date of this agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof falls to be treated as a distribution under s.209(2)(d), (da) or (e) UK Taxes Act 1988, nor has any UK Company agreed to issue securities in such circumstances. For the purposes of this Agreement “UK Taxes Act 1988” means the Income and Corporation Taxes Act 1988.

(v) Each UK Company is and has throughout the past seven years been resident for tax purposes in the UK and has not been treated as resident in any other jurisdiction for any tax purpose. No UK Company has carried out or caused or permitted to be carried out any of the transactions (i) specified at the relevant time in s.765(1) UK Taxes Act 1988 otherwise than with the prior consent of H.M. Treasury and (in the case of a special as opposed to general consent) full particulars of which have been communicated by the Company to the Buyer or (ii) specified at the relevant time in s.765A UK Taxes Act 1988 without having duly provided the required information to the Board of Inland Revenue. No UK Company has or in the past seven years has had any interest in a controlled foreign company as defined in Chapter IV Part XVII UK Taxes Act 1988 nor any material interest in an offshore fund as defined in s.759 UK Taxes Act 1988. No UK Company has been or is assessable to tax under s.42A UK Taxes Act 1988. No UK Company has any branch, agency, permanent establishment or place of business outside of the UK. The UK Company has no qualifying assets, qualifying liabilities or currency contracts to which the provisions of Chapter II, Part II UK Finance Act 1993 apply or will or may apply; nor any interest rate or currency contracts or options to which the provisions of Chapter II, Part IV UK Finance Act 1994 apply or will or may apply. No UK Company has been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to tax.

(w) All documents in the enforcement of which any UK Company may be interested and which are liable to stamp duty (or any corresponding Taxes in any foreign jurisdiction) have been duly stamped.

(x) For the purposes of this Agreement “UK VATA 1994” shall mean the UK Value Added Tax Act 1994. No direction has been given under paragraph 1 of Schedule 9A to UK VATA 1994 to any UK Company or in circumstances where any UK Company may be liable for any Value Added Tax assessed by that direction. No act or transaction has been effected in consequence of which any UK Company is or may be held liable for any Value Added Tax under s.47, s.48 or s.55 UK VATA 1994 (agents etc., tax representatives and customer accounting) or s.29 UK VATA 1994 (self-billing) and no direction affecting any UK Company has been given under paragraph 2 of Schedule 6 to UK VATA 1994. No UK Company is or was partially exempt in its current or preceding value added tax year and there are no circumstances by reason of which any UK Company might not be entitled to credit for all Value Added Tax (or any corresponding Taxes in any foreign jurisdiction) chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest value added tax year to include a period since the Most Recent Balance Sheet Date and there are no circumstances by reason of which Regulation 107 UK Value Added Tax Regulations 1995 might apply (or has since the Most Recent Balance Sheet Date applied) to any UK Company. No UK Company has any interest in any land which is, or is agreed to be, subject to an election to waive exemption under Schedule 10 to the UK VATA

1994. In the case of each capital item (if any) within the meaning of Part XV of the UK Value Added Tax Regulations 1995 (“Part XV”) in relation to which a liability under Part XV has arisen or could in future arise on any UK Company, the Company has communicated to the Buyer the full and accurate particulars of past adjustments under Part XV and full and accurate particulars of all matters to date which could be relevant in determining future adjustments under Part XV.

(y) No deferral has been granted by a Taxing Authority relating to the time at which any Tax would otherwise be payable.

(z) Each of the Company and its Subsidiaries has duly complied with all obligations imposed by law relating to the quotation of tax file numbers and Australian Business Numbers, both by the Company and its Subsidiaries and to the Company and its Subsidiaries by third parties.

(aa) All necessary records, documents and returns required to be maintained and/or lodged with any Taxing Authority in the period up to the Closing Date have been or will be duly maintained and / or submitted by each of the Company and its Subsidiaries to each relevant Taxing Authority.

(bb) Each of the Company and its Subsidiaries has maintained and retained for the prier required by law all necessary records that such entity is required to maintain under all applicable Tax laws.

(cc) Each of the Company and its Subsidiaries has maintained and retained for the period required by law, accurate records of franking credits, franking debits and franking account balances and has franked any frankable dividends paid by the Company or its Subsidiary, in compliance with the Tax laws in respect of its current and earlier accounting periods.

(dd) Neither the Company nor any Subsidiary has lodged an application for the determination of an estimated franking debit and no notice has been received or is expected to be received that would give rise to a franking debit based on an estimated debit determination under the Tax laws.

(ee) Neither the Company nor any Subsidiary has paid, nor before the Closing will pay, any dividend that will result in a liability to franking deficit tax or franking additional tax, nor has any dividend been paid which will result in a liability to deficit deferral tax (including additional tax).

(ff) All amounts reflected as a credit to a share capital account of the Company or a Subsidiary represent only capital contributed to the Company or a Subsidiary, respectively.

(gg) Neither the Company nor any Subsidiary has forgiven any debt owing by any person, nor have the amounts been waived, forgiven or otherwise abandoned by any person in respect of debts owed by the Company or any Subsidiary to any other person in circumstances that have attracted, or would attract, the operation of the commercial debt forgiveness rules under the Tax laws.

2.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiaries, free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) There have been no material changes to the fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries since the Most Recent Balance Sheet Date.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. Neither the Company nor any Subsidiary has any Owned Real Property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) except as set forth in Section 2.12(b) of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) except as set forth in Section 2.12(c) of the Disclosure Schedule, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary and (ii) each Customer Deliverable of the Company or any Subsidiary.

(b) Each of the Company and the Subsidiaries owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each item of Company Intellectual Property will be owned or available for use by the Buyer or such Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property owned by the Company or the Subsidiaries, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company or the Subsidiaries (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule and non-exclusive “shrink wrap” or “click-and-accept” customer licenses entered into in the Ordinary Course of Business), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company or the Subsidiaries.

(c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation or correspondence in the Company’s possession relating to disputes, claims or threatened claims known to the Company concerning any Company Intellectual Property.

(d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property, other than non-exclusive “shrink wrap” or “click-and-accept” customer licenses entered into in the Ordinary Course of Business. Except as described in Section 2.13(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e) Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” or “click-and-accept” licenses).

(f) Neither the Company nor any Subsidiary has disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(f) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

(g) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary. No portion of such copyrightable materials was jointly developed with any third party.

(h) The Customer Deliverables and, to the knowledge of the Company, the Internal Systems are free from material defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

(i) There are no errors or omissions claims existing, pending or threatened in writing against the Company or any Subsidiary with respect to the Software.

2.14 Inventory. The Company has no inventory.

2.15 Contracts.

(a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $10,000, or (C) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales and licenses of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality or noncompetition, other than the Company’s standard form of Employee Confidentiality and Non-Competition Agreement;

(vii) any employment, consulting agreement or agreement for the provision of agency workers;

(viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xi) any other agreement (or group of related agreements) either involving more than $10,000 or not entered into in the Ordinary Course of Business (other than the Leases).

(b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement.

(c) The Mueffelmann Note is the only outstanding promissory note by the Company. Upon payment by the Buyer at the Closing of $50,000 of principal and interest outstanding under the Mueffelmann Note, such note shall be deemed paid in full and cancelled.

(d) The Product Alliance Agreement dated August 12, 2002 between the Company and J.D. Edwards & Company (“J.D. Edwards”), as extended by the Extension Letter, dated August 8, 2003, the J.D. Edwards Software License Agreement between J.D. Edwards and the Company, dated August 12, 2002, the New Release / Service Pack Beta Test Agreement between J.D. Edwards and the Company, dated June 2, 2003, the Product Alliance Agreement between J.D. Edwards and the Company, dated August 12, 2002, and the Workplace Service Agreement between J.D. Edwards World Solutions Company and the Company, dated April 1, 2003 constitutes the Company’s entire agreement with J.D. Edwards (the “J.D. Edwards Agreement”). With respect to the J.D. Edwards Agreement: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, J.D. Edwards, is in breach or violation of, or default under, such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, J.D. Edwards, under such agreement, or which would have a material adverse effect on the Company’s relationship with J.D. Edwards. The Company has provided the Buyer with copies of all written correspondence (other than e-mails in the ordinary course of business and general marketing materials) between the Company and J.D. Edwards within the past year. The Company has not received any communications from J.D. Edwards that materially alter the terms of the J.D. Edwards Agreement.

2.16 Accounts Receivable. The Company has delivered to the Buyer a complete list of the accounts receivable of the Company and the Subsidiaries, including an aging thereof, as of August 31, 2003. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (the majority of which are collectible within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, has been delivered to the Buyer. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (the majority of which are collectible within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

2.19 Litigation. There is no Legal Proceeding which is existing or pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.20 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

2.21 Employees.

(a) Section 2.21 of the Disclosure Schedule contains a list of all current employees of the Company and each Subsidiary and all former employees of the Company who resigned or were terminated in the past 12 months, along with the position, date of commencement of employment and the annual rate of compensation of each such person. Each current employee of the Company or any Subsidiary, and each past employee employed within the past three years and involved in the development of the Customer Deliverables, has entered into an Employee Confidentiality and Non-Competition Agreement with the Company or such Subsidiary, a copy or form of which has previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who are not citizens of the United States. Except as otherwise contemplated by the Redundancy Plan, to the knowledge of the Company, no key employee or group of employees has given or been given notice of termination of employment or has any plans to terminate employment with the Company or any Subsidiary. Those persons named as such in Section 2.21 of the Disclosure Schedule are the only officers and directors of the Company and of each Subsidiary. There is not outstanding any contract of service between the Company or any Subsidiary and any of its directors, officers or employees which is not terminable by the Company or the applicable Subsidiary without damages or compensation (other than any compensation payable by statute) on notice of 3 months or less given at any time. No amount of compensation due to or in respect of any officer, director or employee or former officer, director or employee of the Company or any Subsidiary is in arrears or unpaid other than salary for the current month of employment. On Closing, neither the Company nor any Subsidiary will have any obligation to employ or have seconded to it any person other than the employees who have been disclosed pursuant this Section 2.21. No proposal, assurance or binding commitment has been communicated to or by any employee regarding any change to his terms and conditions of employment (or terms of appointment or engagement in the case of officers and consultants) or working conditions or regarding the continuance or his employment. No employee is or has been absent from work for any reason for an aggregate period of 30 working days or more within a period of 12 months ending on the date of this agreement.

(b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or arrangement (whether formal or informal) on any recognition agreement with any trade union, staff association or other body representing any employees of the Company or any Subsidiary, nor has any of them experienced any strikes, labor disputes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. Section 2.21 of the Disclosure Schedule sets out, in respect of the employees of the Australian Companies, the terms of any applicable industrial awards and agreements and the Australian Companies have complied in all respects with such industrial awards and agreements and statutory requirements in respect of such employees.

2.22 Employee Benefits.

(a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans where such benefits are not yet due for payment and the Company is not in breach of any obligation binding on it and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received determination letters from the Internal Revenue Service to the effect that such Company Plan is qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, is a master or prototype plan that may rely on an advisory or opinion letter issued by the IRS stating that the master or prototype plan meets the requirements of Section 401(a) of the Code, no such determination letter, advisory letter or opinion letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or advisory or opinion letter or, where applicable, application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after termination or cessation of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan. For the purposes of this Section 2.22(g) whether there are any unfunded obligations shall be assessed on a prudent acturial basis taking into account the potential future service and salary growth of relevant employees.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, any Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or non-U.S. equivalent or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code (without regard to Section 280G(b)(4) or 280G(b)(5)); and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, employment contract, redundancy payments plan or policy or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 2.22(l) of the Disclosure Schedule sets forth the obligations of the Company and any Subsidiary to its employees, directors and officers and the policy of the Company and any Subsidiary with respect to accrued vacation, holiday entitlement, accrued sick time, sick pay entitlement, long service leave (calculated on the basis that all Australian employees’ employment was terminated on the date of this Agreement by the employer without cause), maternity leave, maternity pay, the provision of motor vehicles, car allowances and earned time off and the amount of such liabilities as of September 1, 2003.

(m) The Company and each Subsidiary have at all times complied with all and any stakeholder pension obligations under the UK Welfare Reform and Pension Act 1999 and related statutory instruments.

(n) No Australian Company operates its own superannuation fund. Each Australian Company has duly made all necessary payments on behalf of employees and other persons in order to avoid incurring any liability to pay the superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992.

2.23 Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release by the Company or any Subsidiary of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

2.24 Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and have at all times conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any national, federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Subsidiaries is not party to, or otherwise bound by, any agreement, practice, connected practice or obligation which is void, illegal, unenforceable, registrable, notifiable or is in contravention of any anti-trust or similar legislation anywhere where the Company or any Subsidiary has assets, or carried on or intends to carry on business, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25 Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer, reseller or distributor that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company or any Subsidiary. To the knowledge of the Company, no unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. To the knowledge of the Company, no purchase order or commitment of the Company or any Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have Company Material Adverse Effect. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation or alteration of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) other than the Mueffelmann Note or as set forth in Section 2.27 of the Disclosure Schedule, owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28 Brokers’ Fees. Other than the consulting fees and expenses payable to Henniker River Group, LLC described in Section 4.7, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained, with respect to the minute books, in all material respects, in accordance with applicable legal requirements and good business and bookkeeping practices. All such books and records and documents (including documents of title) which are the property of the Company or its Subsidiary are in its possession or under its control. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.30 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

2.31 Projections. The projections dated July 7, 2003 provided by the Company to the Buyer were prepared by the Company in good faith using the best information available to management of the Company and represent Company management’s good faith estimates of the future performance of the Company for the periods referred to therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.

3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 50,000,000 shares of Buyer Common Stock, of which 16,537,169 shares were issued and 15,960,297 were outstanding as of September 10, 2003, and (b) 4,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and the Tax Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the Tax Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement or the Tax Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, and which is required to be filed as an exhibit to the Buyer

Reports, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsection (a) or (c) of Section 14 of the Exchange Act with the SEC from July 1, 2001 through the date of this Agreement.

3.6 Absence of Material Adverse Change. Since June 30, 2003, there has not occurred any Buyer Material Adverse Effect.

3.7 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.8 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

4.3 Stockholder Approval.

(a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders the Disclosure Statement, which shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Indemnifying Stockholders, the escrow arrangements and the authority of the Stockholder Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act and (C) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e) Each of the Principals agrees (i) to vote all Company Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share, exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use his, her or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:

(a) issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Options or Warrants outstanding on the date hereof), or, except for the acceleration of the vesting of outstanding Options in connection with the transactions contemplated by this Agreement and an amendment to the Option Plan to allow for such acceleration, amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except any distribution of cash proceeds from the exercise of Options or Warrants in accordance with Section 1.9;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) except for the acceleration of the vesting of outstanding Options in connection with the transactions contemplated by this Agreement and an amendment to the Option Plan to allow for such acceleration, enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k), except to maintain the tax-qualified status of any plan intended to be qualified under Section 401(a) of the Code, or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets and sales or licenses of products in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j) except as otherwise contemplated by the Redundancy Plan, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Information.

(a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b) By September 12, 2003, the Company shall furnish to the Buyer the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years. By September 12, 2003, the Company shall furnish to the Buyer the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholder equity and cash flows for the two months ended as of the Most Recent Balance Sheet Date. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

4.6 Exclusivity.

(a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.7 Expenses. Except as set forth in Section 1.6, Article VI, the Escrow Agreement and the Tax Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Buyer shall pay up to $50,000 of the costs and expenses (including legal and accounting fees and expenses) incurred by the Company Stockholders in connection with the Merger; and provided, further, that at the Closing, the Buyer shall pay up to $250,000 of fees and expenses of Henniker River Group LLC incurred by the Company in connection with the transactions contemplated by this Agreement. Except as contemplated by this Section 4.7, the Buyer and, following the Closing, the Company shall have no obligations with respect to fees and expenses incurred by the Company or the Company Stockholders in connection with the transactions contemplated by this Agreement.

4.8 Redundancy Plan and Employees. Prior to the Effective Time, the Company shall implement a redundancy plan relating to employees and leases, the terms of which are attached hereto as Schedule 4.8 (the “Redundancy Plan”). The Company Stockholders shall be responsible for all liabilities (including those arising from any Legal Proceeding) and obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether claims with respect thereto are asserted before or after the Closing) relating to the Redundancy Plan or any current or past employees, including any severance or redundancy benefits arising under any Employee Benefit Plan established or maintained by the Company, and the Buyer shall have no liability with respect thereto; provided, however, that if the Merger is consummated, the Buyer shall pay up to $200,000 of the severance costs incurred by the Company in the implementation of the Redundancy Plan as promptly as practicable following the Closing, but in any event within the time periods required by applicable law; and provided, further, that the excess of such amount as set forth in the Redundancy Plan shall be deducted from the Cash Consideration to be delivered to the Company Stockholders at the Closing.

4.9 Warrants and Options. All Warrants and Options that are outstanding prior to the Effective Time shall be exercised in full or cancelled prior to the Effective Time and shall no longer represent the right to acquire equity in the Company or the Surviving Corporation. The Company Stockholders shall be responsible for all liabilities and obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, and after the Closing) relating thereto, and the Buyer shall have no liability with respect thereto. Any cash proceeds from the exercise of Warrants or Options prior to the Effective Time, less any employer-related Taxes relating thereto, shall be distributed by the Company to the Company Stockholders. All Taxes that the Company or any Subsidiary is required by law to withhold or collect with respect to such exercises shall be duly withheld or collected and, to the extent required, properly paid to the appropriate Governmental Entity.

4.10 Corporate Reorganization. The Company Stockholders shall be responsible for all liabilities and obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether claims with respect thereto are asserted before or after the Closing) relating to the Corporate Reorganization, and the Buyer shall have no liability with respect thereto.

4.11 Customer Warranties and Claims. The Company Stockholders shall be responsible for the monetary costs of all liabilities and obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether claims with respect thereto are asserted before or after the Closing) relating to goods sold and services rendered by the Company prior to the Closing Date and the defense of any claims with respect thereto (whether asserted before or after the Closing), including the monetary costs of all liabilities and obligations for repair, replacement or return of products, and the Buyer shall have no liability with respect thereto.

4.12 FIRPTA. Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not a “U.S. real property interest” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Stockholders shall deliver to Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date, the Buyer shall be permitted to withhold from the Merger Consideration any required withholding tax under Section 1445 of the Code.

4.13 Tax Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or Tax analyses) that are provided to it relating to such Tax treatment and Tax structure, except that

(i) Tax treatment and Tax structure shall not include the identity of any existing or future Party (or any affiliate of such Party) to this Agreement and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

4.14 Earn Out. The Parties understand, acknowledge and agree that the Buyer will run the Company’s line of business with three principal objectives, which are: (i) to maximize the quarterly revenue and contribution levels in fiscal 2004, consistent with normal good business practices; (ii) to plan for and invest appropriately for the Company’s line of business opportunity beyond fiscal 2004, consistent with normal good business practices; and (iii) to contribute to the business objectives, as they may change from time to time, of the Buyer as a whole during fiscal 2004 and beyond. The Buyer covenants that it will in good faith not take any action, or omit to take any action, for the purpose of limiting or preventing achievement of the goals set forth in Section 1.6(b), Schedule 1.6(b) or this Section 4.14, it being understood that the business of the Company will after Closing be controlled by, and subject to, the overall management of the Buyer. In addition, if any event of force majeure occurs which would materially and adversely affect the ability to achieve such goals, the parties agree to negotiate in good faith an appropriate adjustment to such goals in order to effect the intent of this Agreement.

4.15 Regulation S. The Buyer will refuse to register any transfer of Merger Shares or Contingent Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration; provide however, that if such Merger Shares or Consideration Shares are in bearer form or foreign law prevents the Buyer from refusing to register securities transfers, the Buyer will implement other reasonable procedures to prevent any transfer of such shares not made in accordance with Regulation S.

4.16 Tax Treatment. Each of the Indemnifying Stockholders, the Company, the Surviving Corporation and the Buyer shall use commercially reasonable efforts, prior to and after the Closing Date, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and shall report the Merger as a reorganization on all applicable Tax Returns.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following condition:

(a) this Agreement and the Merger shall have received the Requisite Stockholder Approval.

5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a) there shall be no Dissenting Shares;

(b) the Company and the Subsidiaries shall have obtained at the expense of the Company Stockholders (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiaries (provided, however, with respect to waivers, consents, approvals and notices referenced in Section 4.2(b), solely the agreements listed on Section 2.4 of the Disclosure Schedule and indicated with an asterisk and without any default or penalty payment being required to be made by the Company, any of its Subsidiaries or the Buyer).

(c) the representations and warranties of the Company and the Principals set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company and the Principals set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company and the Principals set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding shall be existing, pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(g) each of the Company Stockholders shall have executed and delivered to the Buyer a Company Stockholder Signature Page in the form attached hereto as Exhibit A;

(h) each of the Company Stockholders that is a U.S. Person shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit B, each of the Company Stockholders that is not a U.S. Person shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit C and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares is exempt from the registration requirements of the Securities Act;

(i) each person indicated on Schedule 5.2(i) shall have entered into an employment agreement in the form attached hereto as Exhibit D;

(j) each person indicated on Schedule 5.2(j) shall have entered into an employment agreement in the form attached hereto as Exhibit E;

(k) each person indicated on Schedule 5.2(k) shall have entered into the Buyer’s standard form of employment agreement (or the standard form of employment of a Subsidiary of the Buyer) and executed the Buyer’s Code of Business Conduct and Ethics;

(l) each of the Company Stockholders shall have executed and delivered to the Buyer a Lock-Up Agreement in the form attached hereto as Exhibit F;

(m) the Company shall have paid or cancelled all outstanding promissory notes issued by the Company (other than the promissory notes outstanding on the date hereof between the Company and CLS Research Pty. Ltd. referenced in Section 2.15(a)(iv) of the Disclosure Schedule); provided, however, that the Buyer shall pay at Closing up to $50,000 of principal and interest outstanding under the Mueffelmann Note, whereupon such note shall be deemed paid in full and cancelled;

(n) the Company shall have delivered to the Buyer executed copies of the assignment of inventions agreements referenced in Section 2.13(b) of the Disclosure Schedule;

(o) the Company shall have obtained a conditional release of any blanket liens on the assets of the Company or any of its Subsidiaries by Cobra Capital Leasing substantially in the form attached as Exhibit G;

(p) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(q) the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit H, addressed to the Buyer dated as of the Closing Date; and

(r) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;

(b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) no Legal Proceeding shall be existing, pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Buyer shall have delivered to the Company the Buyer Certificate;

(f) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in substantially the form attached hereto as Exhibit I, addressed to the Company and dated as of the Closing Date; and

(g) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Indemnifying Stockholders.

(a) The Indemnifying Stockholders who are holders of record of Class A Common on the date of this Agreement shall jointly and severally, and the remaining Indemnifying Stockholders (the “Limited Indemnifying Stockholders”) shall severally, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(i) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company or the Principals contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

(ii) any failure to perform any covenant or agreement of the Company or the Company Stockholders contained in this Agreement or any agreement or instrument furnished by the Company or the Company Stockholders to the Buyer pursuant to this Agreement; or

(iii) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

(b) Each Indemnifying Stockholder, severally and not jointly, shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting a failure of such Indemnifying Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Indemnifying Stockholder, free and clear of all Security Interests.

6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:

(a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

(b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified

Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI or Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI or Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI or under Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement or the Tax Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement or the Tax Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such portion of the Applicable Escrow Fund as has an aggregate Value equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer and is seeking to enforce such claim pursuant to the Applicable Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such portion of the Applicable Escrow Fund as has an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Article VI and Article VII, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be $7.677 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the date of this Agreement), multiplied by the number of such Escrow Shares.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in the State of Delaware. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement or the Tax Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Applicable Escrow Fund shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (A) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), (B) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute (other than costs and expenses), (C) award multiple, consequential, punitive or exemplary damages or (D) address or resolve any issue not submitted by the parties.

(vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI or Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI or Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI or Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VI or Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI or Article VII).

(g) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Stockholder Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified

Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Stockholder Representatives. The Stockholder Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI and Article VII. The Stockholder Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI or Article VII.

6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a)(i), Section 6.2(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date eighteen (18) months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and 3.3 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, 2.22 and 2.23 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and any portion of the Applicable Escrow Fund has been retained in escrow after the Termination Date (as defined in the Applicable Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained portion of the Applicable Escrow Fund to the Indemnifying Stockholders in accordance with the terms of the Applicable Escrow Agreement. The rights to indemnification set forth in this Article VI and in Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5 Limitations.

(a) Notwithstanding anything to the contrary herein, other than any liability for Damages relating to the Corporate Reorganization, the Redundancy Plan, Warrants, Options or any liability arising under Article VII, (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the Cash Consideration and the Initial Shares, Escrow Shares and Contingent Shares actually issued (valued at $7.677 per share) (the “Indemnity Cap Amount”) and (ii) the Indemnifying Stockholders shall not be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable under this Article VI exceed $50,000 (at which point the Indemnifying Stockholders shall become liable for the aggregate Damages under this Article VI, and not just amounts in excess of $50,000). Notwithstanding the foregoing, in no event shall the liability of a Limited Indemnifying Stockholder under this Article VI or Article VII exceed such Limited Indemnifying Stockholder’s pro rata portion of the Indemnity Cap Amount. For purposes solely of Article VI and Article VII, all representations and warranties of the Company and the Principals in Article II (other than Sections 2.7 and 2.30) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed the Indemnity Cap Amount and (ii) the Buyer shall not be liable under this Article VI unless and until the aggregate Damages for which it would otherwise be liable under this Article VI exceed $50,000 (at which point the Buyer shall become liable for the aggregate Damages under this Article VI, and not just amounts in excess of $50,000. For purposes solely of this Article VI, all representations and warranties of the Buyer and the Transitory Subsidiary in Article III shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) The Escrow Agreement and the Tax Escrow Agreement are intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement. However, the rights of the Buyer under this Article VI and under Article VII shall not be limited to the Escrow Shares or the Escrow Cash nor shall the Escrow Agreement or the Tax Escrow Agreement be the exclusive means for the Buyer to enforce such rights. Notwithstanding the foregoing, in the event any claim for Damages against the Indemnifying Stockholders cannot be satisfied in full by recourse to the Applicable Escrow Fund, each Indemnifying Stockholder may elect to satisfy the remaining Damages (to the extent possible) by surrender of Initial Shares or Contingent Shares (valued at $7.677 per share).

(d) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under Section 1.6(f), this Article VI, Article VII, the Escrow Agreement and the Tax Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(e) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

6.6 Stockholder Representatives. By virtue of their approval of this Agreement, the Principals, the Company Stockholders and the Indemnifying Stockholders will be deemed to have irrevocably constituted and appointed, effective as of the Closing Date, the Stockholder Representatives, as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, the Escrow Agreement or the Tax Escrow Agreement, including, without limitation, entering into the Escrow Agreement, the

Tax Escrow Agreement and any other agreement relating thereto or to this Agreement and exercising on behalf of Principals, the Company Stockholders and the Indemnifying Stockholders all or any of the powers, authority, rights and discretion conferred on them under this Agreement, the Escrow Agreement, the Tax Escrow Agreement or any such other agreement, including without limitation delivering instructions to the Buyer for the method of payment and/or delivery of the Merger Consideration and the Contingent Shares hereunder, waiving any terms and conditions of any such agreement, giving and receiving notices and communications, authorizing delivery to the Buyer of the Escrow Shares, the Escrow Cash or other property held in escrow in accordance with the Escrow Agreement or the Tax Escrow Agreement in satisfaction of claims by the Buyer, objecting to such deliveries, agreeing to, negotiating, entering into settlements and compromises of, and demanding arbitration and complying with orders of courts and awards of arbitrators with respect to such claims, and taking all actions necessary or appropriate in the judgment of such Stockholder Representatives for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than 10 days’ prior written notice to the Buyer and the Escrow Agent (and the Escrow Agent shall promptly be provided with a facsimile copy of the signature(s) of any such successor Stockholder Representative); provided, however that the Stockholder Representatives may not be removed unless holders of a two-thirds interest in the Escrow Shares and Escrow Cash agree to such removal and to the identity of the substituted Stockholder Representatives. Any vacancy in the position of the Stockholder Representative may be filled by approval of the holders of a majority-in-interest of the Escrow Shares and Escrow Cash. In the event that one Stockholder Representative is removed or vacates such position, then the remaining Stockholder Representative shall continue to be a Stockholder Representative and shall continue to be entitled to take all actions hereunder as the Stockholder Representative. Following the Effective Time, notices or communications to or from either Stockholder Representative with respect to matters under this Agreement, the Escrow Agreement or the Tax Escrow Agreement shall constitute notice to or from the Indemnifying Stockholders, the Company Stockholders or the Principals, as applicable, with respect to such matters. A decision, act, consent or instruction of either Stockholder Representative with respect to matters under this Agreement, the Escrow Agreement or the Tax Escrow Agreement shall be final, binding and conclusive upon the Company Stockholders, and the Escrow Agent and the Buyer may rely upon any such decision, act, consent or instruction either of the Stockholder Representatives as being the decision, act, consent or instruction of the Company Stockholders with respect to such matters. If two or more people are collectively named as the Stockholder Representatives, the action of any one of such persons shall be sufficient to constitute action on the part of the Stockholder Representatives. In the event that the two or more such people take or attempt to take inconsistent actions, such persons shall promptly resolve such inconsistency; and in the event that such inconsistency cannot be resolved, then Kurt A. Mueffelmann (or, in the event that Kurt A. Mueffelmann has been removed from, or has vacated, his position as Stockholder Representative, then the individual appointed by the holders of a majority-in-interest of the Escrow Shares and Escrow Cash, to fill the resulting vacancy in the position of Stockholder Representative) shall be entitled to act as the Stockholder Representative with respect to such matter. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of either of the Stockholder Representatives. The Company Stockholders hereby agree that the Stockholder Representatives shall have no liability to the Company Stockholders for any action taken by the Stockholder Representatives in good faith.

6.7 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI or pursuant to Article VII, pursuant to the Escrow Agreement or pursuant to the Tax Escrow Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes.

ARTICLE VII

TAX MATTERS

7.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) The Company shall prepare and timely file or cause to be prepared and timely filed all Tax Returns for the Company or any Subsidiary required to be filed (taking into account extensions) prior to the Closing Date. The Company shall make or cause to be made all payments required with respect to such Tax Returns.

(b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Company and any Subsidiary. The Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the Indemnifying Stockholders shall promptly reimburse the Buyer to the extent any payment the Buyer is required to make relates to the operations of the Company or any Subsidiary for any period ending (or deemed pursuant to Section 7.3(b) to end) on or before the Closing Date excluding any amounts accrued on the Most Recent Balance Sheet relating to a penalty assessed by the Internal Revenue Service for the Company’s failure to sign a Form 5500 for the 12-month period ended December 31, 2000.

(c) Any Tax Return of the Company or any Subsidiary to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the past practices used with respect to such Tax Return (unless such past practices are no longer permissible under the Code or other applicable Tax law). The Buyer shall provide the Stockholder Representatives with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Stockholder Representatives) at least 30 days prior to the filing of such Tax Return. Upon the reasonable request of the Indemnifying Stockholders, Buyer shall make such changes to any such Tax Returns to the extent that any return position proposed to be taken by Buyer on such Tax Returns would likely result in an indemnification claim by Buyer under Section 7.2 of this Article VII with respect to Taxes for any taxable period ending on or before the Closing Date; provided, however, that in no event shall the Buyer be obligated to make any proposed changes that are not permissible under applicable Tax law.

(d) The Indemnifying Stockholders shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other Taxes and administrative fees (including, without limitation, notary fees), arising in connection with the consummation of the transactions contemplated by this Agreement.

7.2 Tax Indemnification.

(a) The Indemnifying Stockholders who are holders of record of Class A Common on the date of this Agreement shall jointly and severally, and the Limited Indemnifying Stockholders shall severally, indemnify the Buyer in respect of, and hold it harmless against (x) Damages resulting from, relating to, or constituting a breach of any representation contained in Section 2.9, or the failure to perform any covenant or agreement set forth in this Article VII, and (z) without duplication, the following Taxes excluding any amounts accrued on the Most Recent Balance Sheet relating to a penalty assessed by the Internal Revenue Service for the Company’s failure to sign a Form 5500 for the 12-month period ended December 31, 2000:

(i) Any Taxes for any taxable period ending (or deemed pursuant to Section 7.3(b) to end) on or before the Closing Date due and payable by the Company or any Subsidiary;

(ii) Any Taxes for any taxable period ending (or deemed pursuant to Section 7.3(b) to end) on or before the Closing Date for which the Company or any Subsidiary has any liability under Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws, as a transferee or successor, or pursuant to any contractual obligation; and

(iii) Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other Taxes and administrative fees (including, without limitation, notary fees), arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on the Buyer, the Company, the Transitory Subsidiary, the Surviving Corporation, any Subsidiary or any of their respective Affiliates.

(b) The Buyer shall indemnify and hold harmless the Indemnifying Stockholders in respect of and against (x) the failure to perform any covenant or agreement set forth in this Article VII, and (y) all Taxes due and payable by the Surviving Corporation or any Subsidiary for any taxable period beginning (or deemed pursuant to Section 7.3(b) to begin) after the Closing Date.

(c) Buyer shall not file, and shall not cause the Surviving Corporation to file, without the Indemnifying Stockholders’ consent, (X) any amendment to any Tax Return of the Company for any taxable period ending on or prior to the Closing Date which (i) is substantially different than the position taken in such previously filed Tax Return, or (ii) would result in a claim for indemnification under this Section 7.2 except in each case to the extent that such amendment is required by law or as a result of a Tax Audit; and (Y) any Tax Return for any taxable period ending on or prior to the Closing Date in any jurisdiction for which the Company and any Subsidiary did not file such a Tax Return based on the opinion of Tax counsel that it did not have a filing obligation for that Tax Return.

(d) Notwithstanding anything herein to the contrary, in no event shall the Indemnifying Stockholders be obligated to indemnify the Buyer for Taxes arising as a result of the failure of the Merger to qualify as a reorganization under Section 368(a) of the Code to the extent that such failure was caused by a breach by the Buyer (or the Surviving Corporation after the Closing Date) of Section 4.16.

(e) Notwithstanding anything herein to the contrary, the amount of Taxes and Damages for which the Buyer is entitled to indemnification under Section 7.2(a) shall be determined without regard to any net operating losses (or corresponding concepts under state, local or foreign Tax law) that the Company or its Subsidiaries may have had available but that were not utilized in any taxable period ending (or deemed pursuant to Section 7.3(b) to end) prior to the Closing Date unless otherwise agreed to by the Parties.

(f) For purposes of this Article VII, Article VI, the Escrow Agreement, and the Tax Escrow Agreement, any Taxes for which a Party is entitled to indemnification under Section 7.2(a) or 7.2(b) shall be considered Damages.

7.3 Allocation of Certain Taxes.

(a) The Buyer and the Indemnifying Stockholders agree that if Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Company shall treat such day as the last day of a taxable period.

(b) Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by the Buyer or its Affiliates and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in Section 7.1(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of Section 7.1, each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

7.4 Cooperation on Tax Matters; Tax Audits.

(a) The Buyer and the Stockholder Representatives and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages to the extent related to the Company or any Subsidiary illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Company or any Subsidiary, and providing copies of all relevant Tax Returns to the extent related to the Company or any Subsidiary, together with accompanying schedules and related workpapers, records, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyer and the Surviving Corporation shall make their employees and facilities available to the Stockholder Representatives on a mutually convenient basis to explain any documents or information provided hereunder.

(b) The Indemnifying Stockholders shall have the right, at their own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company and any Subsidiary, provided, however, that to the extent that any such Tax Audit, claim for refund, contest, assessment, deficiency or adjustment affects any Tax items of the Surviving Corporation or any Subsidiaries for any taxable period beginning on or after the Closing Date, Indemnifying Stockholders shall keep the Buyer informed about such matters. The Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company and any Subsidiary; provided that, with respect to (i) any Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause the Indemnifying Stockholders to become obligated to make any payment pursuant to Section 7.2(a) hereof, the Buyer shall consult with the Indemnifying Stockholders with respect to the resolution of any issue that would affect the Indemnifying Stockholders, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Indemnifying Stockholders. Where consent to a settlement is withheld by the Indemnifying Stockholders pursuant to this Section 7.4(b), the Indemnifying Stockholders may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyer, after giving effect to this Agreement, shall not exceed the liability that would have resulted had the Indemnifying Stockholders not withheld its consent.

7.5 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or any Subsidiary shall be terminated prior to the Closing Date and, after the Closing Date, the Buyer and its Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.

7.6 Damage Claims. To the extent that any claims for Damages are made by the Buyer pursuant to this Article VII, the Buyer shall first seek the Claimed Amount under the Tax Escrow Agreement. To the extent the Escrow Cash is entirely depleted, the Buyer shall seek any remaining Claimed Amount under the Escrow Agreement, and then in accordance with Article VI.

7.7 Scope of Article VII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VII shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms and conditions, set forth in Article VI. Notwithstanding the foregoing or any other term or condition of Article VI, (i) claims for a breach of an obligation under this Article VII may be made by a Party at any time prior to the 60th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates and (ii) to the extent there is any inconsistency between the terms of

Article VI and this Article VII with respect to the allocation of responsibility between the Indemnifying Stockholders and the Buyer for Taxes relating to the Company or any Subsidiary, the provisions of this Article VII shall govern.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before September 30, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before September 30, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Applicable Escrow Agreement” shall mean the Escrow Agreement or the Tax Escrow Agreement, as applicable.

“Applicable Escrow Fund” shall mean the Escrow Shares or the Escrow Cash, as applicable.

“Arbitrator” shall have the meaning set forth in Section 6.3(e).

“Australian Company” shall mean CLS Research Pty Ltd, Create!form International Pty Ltd and any other Subsidiary of the Company which is incorporated in, or otherwise resident for tax purposes in, Australia.

“Australian Tax Law” shall mean:

(a) as the context requires, any one or more of the Income Tax Assessment Act 1936, the Income Tax Assessment Act 1997, the Fringe Benefits Tax Assessment Act 1986, the Taxation Administration Act 1953, the International Tax Agreements Act 1953 and Commonwealth tax rates Acts, together with all regulations and subordinate legislation made under or relating to those Acts; and

(b) includes Taxation legislation in force from time to time relating to the assessment, imposition and collection of Taxes, the administration of that Taxation legislation, and all subordinate legislation, regulations and instruments made under or relating to such legislation.

“Business Plan” shall have the meaning set forth in Section 1.6(a).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of common stock, $.001 par value per share, of the Buyer.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects as currently contemplated, financial condition, or results of operations of the Buyer. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since June 30, 2002.

“Cash Consideration” shall have the meaning set forth in Section 1.3(f).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)).

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Class A Common” shall mean the Class A voting common stock, $.01 par value per share, of the Company.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Shares” shall mean the shares of Class A Common and Class B non-voting common stock, $.01 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects as contemplated by the Business Plan, financial condition, or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing. For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate.

“Company Shares” shall mean the Common Shares.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Contingent Shares” shall mean a number of shares of Buyer Common Stock not to exceed 400,000, calculated in accordance with Section 1.6 and Schedule 1.6(b).

“Corporate Reorganization” shall mean the corporate reorganization of the Company and its Subsidiaries on June 22, 2000 and transfer of technology in July 1999.

“Customer Deliverables” shall mean (a) the products that the Company or any Subsidiary (i) currently manufactures, markets, sells or licenses, (ii) has manufactured, marketed, sold or licensed within the previous three years, or (iii) currently plans to manufacture, market, sell or license under the Business Plan and (b) the services that the Company or any Subsidiary (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide under the Business Plan.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

“Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Dual Achievement Level” shall have the meaning set forth in Section 1.6(b).

“Earn-Out Arbitrator” shall mean an independent nationally recognized accounting firm selected in writing by the Stockholder Representatives and the Buyer, or if the Stockholder Representatives and the Buyer shall fail or refuse to select a firm within 10 calendar days after written request therefore by the Stockholder Representatives or the Buyer, such independent nationally accounting firm shall be selected in accordance with Commercial Rule 5.

“Earn-Out Dispute Notice” shall mean a written notice delivered by the Buyer to the Stockholder Representatives of the amount, nature and basis of a dispute of the Buyer’s determination of the Revenue or Operating Income pursuant to Section 1.6(d).

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, commission, profit sharing arrangements, pension benefits, redundancy payments, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement or early retirement compensation.

“Environmental Law” shall mean any national, federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit J.

“Escrow Cash” shall have the meaning set forth in Section 1.5(b).

“Escrow Shares” shall have the meaning set forth in Section 1.5(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Financial Statements” shall mean:

(a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last three fiscal years, and

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the two months ended as of the Most Recent Balance Sheet Date.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, employment tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI or Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Stockholders” shall mean the Company Stockholders receiving Cash Consideration and Initial Shares pursuant to Section 1.5.

“Indemnity Cap Amount” shall have the meaning set forth in Section 6.5(a).

“Initial Shares” shall have the meaning set forth in Section 1.5(b).

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of the Company or any Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, application, complaint, claim, arbitration or investigation before any Governmental Entity ombudsman, court or before any arbitrator.

“Limited Indemnifying Stockholders” shall have the meaning set forth in Section 6.1(a).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Company with and into the Transitory Subsidiary in accordance with the terms of this Agreement.

“Merger Consideration” shall mean the Cash Consideration, the Merger Shares and the Contingent Shares.

“Merger Shares” shall mean the Initial Shares and the Escrow Shares together.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean August 31, 2003.

“Mueffelmann Note” shall have the meaning set forth in Section 1.11.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Operating Income” shall mean operating income in accordance with GAAP, but based on Revenues and excluding (i) acquisition-related amortization arising from the transactions contemplated by this Agreement and (ii) any corporate allocation other than those specifically identified in the Business Plan.

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Plan” shall mean the Company’s 1999 Stock Option Plan.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with standard business customs and practices (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by the Company or a Subsidiary.

“Parties” shall mean the Buyer, the Transitory Subsidiary, the Company, the Stockholder Representatives, the Principals and the Company Stockholders who execute and deliver a Company Stockholder Signature Page in the form attached hereto as Exhibit A.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Principals” shall have the meaning set forth in the Preamble.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Redundancy Plan” shall have the meaning set forth in Section 4.8.

“Regulation S” shall mean Regulation S under the Securities Act.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Revenues” shall mean revenues in accordance with GAAP, excluding purchase accounting adjustments on deferred software maintenance balances, and the Buyer’s revenue recognition policy.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Software” shall mean any of the software owned by the Company or a Subsidiary.

“Stockholder Representatives” shall mean Kurt A. Mueffelmann and Michael McAuley.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Transitory Subsidiary, as the surviving corporation in the Merger.

“Tax or Taxes” shall mean any and all taxes, charges, fees, levies, contributions, duties, imposts, impositions, rates or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, corporation, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise, surcharge, contribution, withholding tax, installment tax, impost or withholding obligation of whatever nature and other taxes of any kind whatsoever (or installments of such taxes) imposed by the United States of America, Australia, the United Kingdom, or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit K.

“Tax Returns” means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes or required to be maintained with respect to Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI or Article VII.

“Transitory Subsidiary” shall have the meaning set forth in the Preamble.

“UK Company” shall mean Create!form International, Ltd. and any other Subsidiary of the Company which is incorporated in, or otherwise resident for tax purposes in, the United Kingdom.

“U.S. Person” shall have the meaning ascribed in Rule 902(k) of Regulation S.

“Value” of Escrow Shares shall have the meaning set forth in Section 6.3(c).

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. Prior to the Closing, no Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure). After the Closing, the Buyer shall be entitled to issue such press releases and announcements as it deems appropriate relating to the subject matter of this agreement.

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and (b) the provisions of Article VI concerning indemnification are intended for the benefit of the Indemnifying Stockholders.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement dated April 9, 2003, between the Buyer and the Company shall remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Create!form International, Inc. 101A First Avenue Waltham, MA 02451 Phone: 781-487-6799 Fax: 781-487-6798 Attn: Kurt A. Mueffelmann	Copy to: Pierce Atwood One New Hampshire Avenue Suite 350 Portsmouth, NH 03801 Phone: 603-433-6300 Fax: 603-433-6372 Attn: Scott E. Pueschel, Esq.

If to the Stockholder Representatives: Kurt Mueffelmann and Michael McAuley c/o Kurt Mueffelmann 17 Whitney Avenue Westwood, MA 02090 Phone: 781-278-9886	Copy to: Pierce Atwood One New Hampshire Avenue Suite 350 Portsmouth, NH 03801 Phone: 603-433-6300 Fax: 603-433-6372 Attn: Scott E. Pueschel, Esq.

If to the Buyer or the Transitory Subsidiary: Bottomline Technologies (de), Inc. 325 Corporate Drive Portsmouth, NH 03801 Phone: 603-436-0700 Fax: 603-436-0300 Attn: Robert A. Eberle	Copy to: Hale and Dorr LLP 60 State Street Boston, MA 02109 Phone: 617-526-6000 Fax: 617-526-5000 Attn: John A. Burgess, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in

Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation.”

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BOTTOMLINE TECHNOLOGIES (de), INC.

By:	/s/ Robert A. Eberle
Name: Robert A. Eberle
Title: Executive Vice President, Chief Financial Officer, Chief Operating Officer and Secretary

CREATE!FORM ACQUISITION CORPORATION

By:	/s/ Robert A. Eberle
Name: Robert A. Eberle
Title: Treasurer and Secretary

CREATE!FORM INTERNATIONAL, INC.

By:	/s/ Kurt A. Mueffelmann
Name: Kurt A. Mueffelmann
Title: President/CEO

The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

/s/ Robert A. Eberle
Secretary

The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.

/s/ Michael McAuley
Secretary

PRINCIPALS

/s/ Ronald Cohen
Ronald Cohen

/s/ Raymond Holmes
Raymond Holmes

/s/ Michael McAuley
Michael McAuley

/s/ Kurt Mueffelmann
Kurt Mueffelmann

STOCKHOLDER REPRESENTATIVES

/s/ Kurt Mueffelmann
Kurt Mueffelmann

/s/ Michael McAuley
Michael McAuley